Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AIkido Pharma, Inc. on Form S-8 of our report dated March 25, 2021, with respect to our audit of the financial statements of AIkido Pharma, Inc. as of December 31, 2020 and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of AIkido Pharma, Inc. for the year ended 2020. We were dismissed as auditors on April 8, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included by reference in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

September 6, 2022